Exhibit 10.7

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement” or the “SHA”) is made as of 24 February 2026 by and between:

HIDAKA HOLDINGS (2008) CO., LTD., a company incorporated under the laws of Thailand, having corporate registration number 0115551009709, with its registered office at 27 Hidaka Building, Floor 4 Soi Bangna-Trad 25, Bangna-Trad Road, Bangna Nuea Subdistrict, Bangna District, Bangkok 10260, Thailand (“HIDAKA”); and

KOEI JAPAN CO., LTD., a company incorporated under the laws of Japan, having corporate registration number 020001034739, with its registered office at 1-13-3 Fukuura, Kanazawa-ku, Yokohama-shi, Kanagawa 236-0004, Japan (“KOEI”).

Each a “Party” and, collectively, the “Parties”.

RECITALS:

A.	The Parties are or will be shareholders in Hidaka Koei (Thailand) Co., Ltd. (the “Company”).

B.	The Parties agree to enter into this Agreement to formalize their respective rights and obligations as shareholders of the Company in accordance with its terms.

THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

The capitalized terms used in this Agreement shall have the following meanings.

“Accession Agreement” means the document in the form and in the substance as set forth in Schedule 2.

“Affiliate” means in relation to a person, any person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, the first person.

“Applicable Law” means all legally binding laws, statutes, regulations, subordinate legislation, by-laws, orders and decrees of any Governmental Authority, and any judgments, decisions and injunctions of any court or tribunal, in each case having jurisdiction over the matter in question.

“AOA” means the articles of association of the Company, as amended from time to time.

“Board” means the board of directors of the Company.

“Board Reserved Matters” means matters set forth in Part 1 of Schedule 1.

“Budget and Business Plan” shall have the meaning given to it in Clause 5.8.

“Business” means (a) the conduct in Thailand of IT asset disposition (ITAD) activities covering, without limitation: collection/receipt, storage, sorting, testing and grading of used electronic and IT equipment; secure data erasure and/or destruction, refurbishment, repair and parts replacement, redeployment and remarketing/resale, lease-return processing, harvesting of reusable components and materials, and environmentally sound end-of-life processing; (b) other recycling activities mutually agreed by the Parties from time to time; (c) any other businesses as approved from time to time by the meeting of the Shareholders in accordance with the terms of this Agreement; and (d) ancillary services reasonably necessary for the foregoing.

“Business Day” means a day other than a Saturday, Sunday or public holiday on which commercial banks are generally open for normal business in Thailand.

“Chairperson” means the chairperson of the Board.

“Change of Control” shall have the meaning given to it in Clause 13.1.

“Company” means a company incorporated under the laws of Thailand having the registration number 0205567002627, the name of which shall be changed to Hidaka Koei (Thailand) Co., Ltd..

“Confidential Information” means the contents of this Agreement, any and all information regarding the customers, business, assets, knowhow, affairs of the Company or the other Shareholders, or information otherwise received from or in connection with any of the transactions contemplated by or further to the negotiations hereof. For the avoidance of doubt, the Confidential Information shall not include any information in the public domain or any information already known to the third party (as evidenced in writing) by the relevant third party prior to disclosure.

“Control” means possession, directly or indirectly, of the power to direct management and policies through ownership of voting securities or otherwise and includes (a) ownership directly or indirectly of more than 50% of the shares in issue or other equity interests of such person, or (b) possession directly or indirectly of more than 50% of the voting power of such person.

“Deadlock” shall have the meaning given to it in Clause 10.1.

“Deadlock Call Option” shall have the meaning given to it in Clause 10.3.

“Deadlock Call Option Notice” shall have the meaning given to it in Clause 10.3.

“Deadlock Consultation Period” shall have the meaning given to it in Clause 10.2.

“Default” shall have the meaning given to it in Clause 13.1.

“Default Call Option Shares” shall have the meaning given to it in Clause 13.2.

“Default Notice” shall have the meaning given to it in Clause 13.2.

“Default Put Option Shares” shall have the meaning given to it in Clause 13.2.

“Defaulting Party” shall have the meaning given to it in Clause 13.1.

“Director” means any director or directors of the Company from time to time.

“Effective Date” means the date on which closing occurs under the Share Sale and Purchase Agreement dated 19 December 2025 entered into by and between the Parties.

“Encumbrance” means any mortgage, pledge, lien, option, right to acquire, assignment by way of security, or any other security interest of any kind, including retention arrangements and any agreement to create any of the foregoing.

“Event of Default” shall have the meaning given to it in Clause 13.1.

“Fiscal Year” shall have the meaning given to it in Clause 7.6.

“Force Majeure” means acts beyond the affected Party’s reasonable control, including, without limitation, the following events that frustrates such Party’s ability to perform its obligations: (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (iv) Governmental Authority order or law; (v) actions, embargoes or blockades in effect on or after the date of this Agreement; (vi) action by any Governmental Authority; (vii) national or regional emergency; (viii) strikes, labor stoppages or slowdowns or other industrial disturbances; (ix) epidemic, pandemic or similar influenza or bacterial infection that may cause global outbreak, or pandemic, or serious illness; (x) declaration by a Thai Governmental Authority of a state of emergency; (xi) shortage of power or transportation facilities; and (xii) other similar events beyond the reasonable control of the affected Party.

“Governmental Authority” of any country or sub-division thereof means any governmental, semi-governmental or judicial entity or authority (including tax authorities such as the Revenue Department of Thailand) and includes a self-regulatory organization.

“MOA” means the memorandum of association of the Company, as amended from time to time.

“Negative Party” shall have the meaning given to it in Clause 14.2.

“Net Asset Value” means the defined net asset value, calculated as the disparity between (a) the total value of the Company’s assets (on an unconsolidated basis) derived from the most recent audited financial statements and (b) the total value of the Company’s liabilities (on an unconsolidated basis) based on the latest audited financial statements.

“Non-Defaulting Party” shall have the meaning given to it in Clause 13.1.

“Ordinary General Meeting” shall have the meaning given to it in Clause 6.1.

“Positive Party” shall have the meaning given to it in Clause 14.2.

“ROFR Notice” shall have the meaning given to it in Clause 9.2.

“ROFR Exercise Period” shall have the meaning given to it in Clause 9.2.

“ROFR Shares” shall have the meaning given to it in Clause 9.2.

“Sale Shares” shall have the meaning given to it in Clause 10.3.

“Share” means any ordinary shares in the registered capital of the Company from time to time having the rights and benefits and being subject to the restrictions and limitations assigned to them as set forth in the constitutional documents and this Agreement.

“Shareholders” means the shareholders of the Company.

“Shareholders Reserved Matters” means matters set forth in Part 2 of Schedule 2.

“TAI” means the Thai Arbitration Institute, Office of the Judiciary.

“THB” means Thai Baht, the lawful currency of the Kingdom of Thailand.

“TFRS” means the Thai Financial Reporting Standards issued by the Federation of Accounting Professions, as amended.

1.2	Interpretation

In this Agreement, unless the context indicates otherwise:

(a)	references to this Agreement are references to this Agreement as amended or varied from time to time in accordance with its terms;

(b)	references to Recitals, Clauses and Schedules are to recitals, clauses and schedules of this Agreement;

(c)	Clause, Schedule and paragraph headings do not affect the interpretation of this Agreement; and

(d)	a person includes a natural person and a corporate or unincorporated body, whether or not having separate legal personality, and that person’s personal representatives, successors or permitted assigns.

2. EFFECTIVENESS

This Agreement shall become legally valid and effective upon the Effective Date and shall remain in full force and effect until terminated in accordance with its terms.

3. THE COMPANY

3.1	Registered Capital

(a)	On or as soon as practicable after the Effective Date, the Company shall have a registered capital of THB 4,000,000, which shall be represented by 40,000 ordinary shares, each with a par value of THB 100 and all fully paid up.

(b)	With further capital to be determined by consultation among the Parties by reference to the THB equivalent of JPY 100 million, with cash contributions from each shareholder, consistent with SPA Article 6.1.4.

(c)	The registered capital of the Company may be further increased from time to time as the Board deems necessary and appropriate, subject to approval of a meeting of the Shareholders in accordance with the terms of this Agreement.

3.2	Shares

The Shares of the Company shall be ordinary shares.

3.3	Shareholding Structure

The shareholding structure of the Company shall be HIDAKA 49%, KOEI 49%, and one (1) Thai national or Thai entity designated by KOEI (the “Third Shareholder”) holding 2%.

3.4	Articles of Association

As soon as practicable after the Effective Date, the Parties shall procure that the AOA shall be amended to reflect the terms of this Agreement and as so amended shall be registered with the Department of Business Development, the Ministry of Commerce, to the extent permitted by Applicable Law. If any provision of this Agreement is not incorporated into the AOA, the provisions of this Agreement shall take precedence, in the extent of Applicable Law.

3.5	Pre-emptive Rights

(a)	When there is an increase of the registered capital of the Company, each Shareholder shall have a pre-emptive right to subscribe for any new shares issued by the Company pro rata to its shareholding in the Company at the time of such capital increase.

(b)	For the purposes of this Agreement, the subscription for any new Shares by a Shareholder shall be attributed to such Shareholder in proportion to its shareholding ratio, and, unless otherwise agreed by the Parties under this Agreement, the shareholding structure ratio of the shareholding structure as specified in Clause 3.3 shall be maintained and remain unchanged, to the extent practicable, notwithstanding any increase or decrease of the registered capital of the Company.

4. BUSINESS OF THE COMPANY

4.1	Business

(a)	The Company shall engage in the Business as its ordinary course of business, and any other businesses as approved from time to time by the meeting of the Shareholders in accordance with the terms of this Agreement.

(b)	The Company shall obtain and maintain all required approvals, licenses and registrations and conduct the Business in compliance with Applicable Law and permit conditions.

4.2	Ancillary Agreements

As soon as practicable after the Effective Date, the following agreements shall be executed, with commercial terms and fees to be agreed separately:

(i)	A services agreement for back-office and related support between HIDAKA as the service provider and the Company as the service recipient;

(ii)	A lease agreement for a portion of the Company’s factory and land between HIDAKA as the lessor and the Company as the lessee. The Parties shall agree the scope of construction or fit-out works for the leased area, and the costs of the construction or fit-out works incurred by HIDAKA, which will be recovered through rent or related payments under the lease agreement or related arrangements;

(iii)	A know-how license agreement between KOEI as the licensor and the Company as the licensee; and

(iv)	A trademark license agreement between KOEI as the licensor and the Company as the licensee.

4.3	Responsibilities

(a)	The Parties shall use their best endeavors to collaborate and work together in good faith to reach a consensus on all Company matters.

(b)	HIDAKA shall:

(i)	provide back-office and related support services;

(ii)	lease factory and/or land, which is located at 165 Moo 3 Soi Wat Suan Som, Pu Chao Samingprai Rd., Bang Prong Subdistrict, Mueang District, Samut Prakan Province to the Company throughout the period of the Company’s operation unless otherwise agreed by the Parties;

(iii)	advise and provide necessary support to the Company in managing domestic affairs, including applications for necessary licenses and permits, local customer relations, relations with any Governmental Authority, and other matters in Thailand (if any); and

(iv)	undertake any additional responsibilities as mutually agreed upon by the Parties.

(c)	KOEI shall:

(i)	grant know-how and trademark licenses to the Company in accordance with the terms of the related agreements to be made between KOEI and the Company;

(ii)	support the Company in its sales activities toward Japanese companies in Thailand or Japan;

(iii)	advise and provide necessary support to the Company in Japan-related affairs (if any), including Japanese customer relations, relations with any Governmental Authority, and other matters in Japan (if any); and

(iv)	undertake any additional responsibilities as mutually agreed upon by the Parties.

5. BOARD

5.1	Management and Supervision by the Board

The Company shall be managed by the Board in accordance with the provisions of the AOA, this Agreement, and Applicable Law.

The Board shall have responsibility for the overall direction, supervision, and management of the Company and the Business, except for those matters that require a resolution of the Shareholders’ meeting under Applicable Law.

5.2	Appointment of the Directors

The appointment of the Directors shall take place in the meeting of the Shareholders. The number and composition of the Board shall be in accordance with the provisions set forth below.

(a)	The Company’s Board shall consist of four (4) Directors, comprising of two (2) Directors nominated by HIDAKA and two (2) Directors nominated by KOEI.

(b)	The right of nomination conferred upon each Party under item (a) above shall include the right of such Party to remove from office, at any time, any Director nominated by that Party.

The Parties, in their capacity as the Shareholders, agree to vote to ratify the appointment or removal of Directors in accordance with the rights of each Party under items (a) and (b) above.

It is agreed that the Third Shareholder shall have no right to nominate any Director.

5.3	Board Remuneration

The Directors are not entitled to remuneration unless they concurrently serve as employees of the Company or unless agreed otherwise by the Shareholders.

5.4	Chairperson

(a)	The Chairperson shall be appointed by the Board. In the event of an equality of votes at any meeting of the Board or the Shareholders, the Chairperson shall have a casting vote.

(b)	The Chairperson shall preside at all meetings of the Shareholders and the Board and chairs as the Chairperson of the meetings.

(c)	In the event that the Chairperson is absent or the Chairperson is unable to perform his duty at any meeting of the Board, the Directors who attend the meeting of the Board may appoint any Director nominated by KOEI presenting as Chairperson of the meeting of the Board.

(d)	In the event that the Chairperson is absent or the Chairperson is unable to perform his duty at any meeting of the Shareholders, the Shareholders who attend the meeting of the Shareholders may appoint any Shareholder presenting as Chairperson of the meeting of the Shareholders.

5.5	Authorized Directors

Each of the Directors shall be authorized to singly sign with the company seal affixed to bind the Company.

5.6	President

The President, who shall be responsible for the day-to-day management and operations of the Company in accordance with the Budget and Business Plan, shall be nominated by KOEI and appointed by the Board.

5.7	Board Meetings

(a)	Place and Method:

The Board meetings shall be held physically at the Company’s registered office or any other place as may be determined by the Parties; or by electronic means permitted under Applicable Law, provided that all participating Directors are able to correspond with one another without requiring physical presence. In all cases, the attendance of the Directors at a meeting shall be sufficient to form a quorum and shall comply with the requirements under Applicable Law and the AOA.

(b)	Quorum:

A quorum for any meeting of the Board shall require the presence of at least two (2) Directors in person, provided that at least one (1) Director nominated by KOEI and at least one (1) Director nominated by HIDAKA shall be present in person at the meeting.

(c)	Resolution:

At any meeting of the Board, each Director shall have one (1) vote, and all resolutions of the Board meeting shall be adopted by a simple majority of all Directors present at the meeting. However, the Board Reserved Matters shall require affirmative votes by at least one (1) Director nominated by KOEI and one (1) Director nominated by HIDAKA.

5.8	Budget and Business Plan

(a)	The budget and business plan shall be prepared on an annual basis in accordance with the Company’s Fiscal Year and shall set forth, inter alia, the detailed business development and budgeting plans of the Company (the “Budget and Business Plan”).

(b)	The Budget and Business Plan shall be submitted for approval by the meeting of the Board. The Parties agree that once the Budget and Business Plan of the Company have been approved, the Budget and Business Plan shall be implemented in the operations of the Company in the Company’s ordinary course of business. Any material amendments to the Budget and Business Plan shall be approved by the meeting of the Board.

6. SHAREHOLDERS’ MEETING

6.1	Place and Method

A general meeting of Shareholders of the Company shall be held at least once in every twelve (12) months. Such general meeting shall be called an “Ordinary General Meeting” and all other general meetings are called “Extraordinary General Meetings”. The Board may summon general meetings whenever it sees fit or when required by the Applicable Law.

A general meeting of the Shareholders shall be held physically at the Company’s registered office or any other place as otherwise determined by the Parties; or by electronic means permitted under Applicable Law, provided that all participating Shareholders are able to correspond with one another without requiring physical presence. In all cases, the attendance of the Shareholders at a meeting shall be sufficient to form a quorum and shall comply with the requirements under Applicable Law and the AOA.

6.2	Notice

Written notice of any general meeting of the Shareholders shall be served or transmitted in accordance with the Applicable Law at least seven (7) days prior to the scheduled date of a meeting convened to pass an ordinary resolution; and at least fourteen (14) days prior to the scheduled date of the meeting convened to pass a special resolution.

6.3	Quorum

A quorum for a meeting of Shareholders and any adjourned meetings shall require the presence of two (2) Shareholders in person or by proxy, holding shares in the Company representing more than 50% of the total shares issued of the Company.

6.4	Resolution

(a)	Each Share shall carry one (1) vote.

(b)	All matters discussed and decided at any duly convened general meeting of Shareholders shall be decided by a simple majority of the votes of the Shareholders present at such meeting, in person or by proxy.

(c)	Notwithstanding the foregoing, any resolution relating to a Shareholders Reserved Matter, or any resolution required by law to be passed as a special resolution shall be valid only if the resolution is approved by at least seventy-five percent (75%) of the votes of the Shareholders present, whether in person or by proxy, and entitled to vote, and receives the affirmative votes of both KOEI and HIDAKA.

7. BOOKS, ACCOUNTS AND RECORDS

7.1	Accounts and Record Keeping

The Parties agree that the Company shall prepare and maintain accurate records in relation to the operations, finances and accounts of the Company in the book and account maintained in a form sufficient to show and explain its transactions and, in this connection, shall maintain such records as fairly represent the costs, revenue and financial position of the Company’s business and in accordance with the TFRS, and the requirements of the applicable laws of Thailand.

7.2	Financial Statements

The Parties agree that the Board shall cause the audited financial statements, including the balance sheet and the profit and loss statement, to be prepared at least once in every twelve (12) months in accordance with Applicable Law, and to be submitted for consideration by the general meeting of the Shareholders within four (4) months from the end of each Fiscal Year.

The Company shall, upon reasonable request of any Party for group consolidation purposes, provide, in a timely manner, a consolidation reporting package (including mapping and policy adjustments) without preparing standalone financial statements any GAAP other than under TFRS; incremental external costs shall be borne by the requesting Party unless budgeted.

7.3	Minutes and Resolution of the Meetings

The Parties agree that the Board shall cause minutes of all proceedings and resolutions of all meetings of the Shareholders and the Board to be duly entered in the minute book which shall be kept at the registered office of the Company. Any such minutes signed by the Chairperson of the meeting at which such resolution were passed or proceedings were conducted, or by the Chairperson of the next succeeding meeting, are presumed correct evidence of the matters contained therein, and all resolutions and proceedings of which minutes have been made are presumed to have been duly passed.

7.4	Auditors

An auditor shall be nominated and appointed by the Board and approved by the resolution of an Ordinary General Meeting of the Shareholders to audit the financial statements of the Company. A retiring auditor is eligible for re-election.

7.5	Access to Books, Accounts and Records

Any Director and/or Shareholder of the Company shall have reasonable access to the books of account and records of the Company and the audited financial statements and to make extracts or copies therefrom during business hours of the Company upon the reasonable request of such Director and/or Shareholder. The Company shall furnish the Parties with a copy of its audited balance sheet and profit and loss statement in English at the Parties’s request.

7.6	Fiscal Year

The fiscal year of the Company, unless otherwise determined by a meeting of the Shareholders, will commence on 1 January and end on 31 December (the “Fiscal Year”).

7.7	Operational Audits and Investigations

The Parties shall have the right to conduct operational audits of the Company. the Parties may examine any documents and/or records relating to the Company at any reasonable time during the Company’s working hours. For any request for a search report which is required within a reasonable period from the Parties, the Company shall furnish the Parties with it accordingly. The Company shall, at the request of the Parties, supply information and investigation report as requested to the extent reasonable.

8. DIVIDEND POLICY

Subject to Applicable Laws, the Parties agree that the Company shall distribute its profits (after tax) as dividends, taking into account the Company’s financing commitments and working capital position required for the Company’s future plans and growth, as soon as practicable and, in any event, no later than the period specified in the Applicable Laws.

9. TRANSFER OF SHARES

9.1	Restriction related to the Shares

No Shareholder may sell, dispose of, transfer, give, pledge, assign rights, or create any encumbrance in any manner over its Shares without the prior written approval of the other Party.

9.2	Right of First Refusal

Where prior written approval has been granted for the sale or transfer of Shares pursuant to Clause 9.1 (the “ROFR Shares”), the non-transferring Party shall have the right to purchase the ROFR Shares on the same terms and conditions as those offered by the transferring Party to a third party. The transferring Party shall deliver a written notice specifying the number of Shares, the proposed transferee, and all material terms of the proposed transfer (including the price and payment terms) (the “ROFR Notice”).

Within sixty (60) Business Days after receipt of the ROFR Notice (the “ROFR Exercise Period”), the non-transferring Party shall be entitled to exercise its right, by delivering a written notice, to purchase all (but not less than all) of the ROFR Shares on such terms.

If the non-transferring Party does not wish to exercise its right to purchase all (but not less than all) of the ROFR Shares on such terms, it may, within the ROFR Exercise Period, deliver a written notice to the transferring Party expressly waiving such right.

If the non-transferring Party exercises its right by delivering a written notice within the ROFR Exercise Period, the transferring Party shall sell the ROFR Shares to the non-transferring Party on the same terms and conditions as those offered by the transferring Party to the third party.

Completion of the transfer shall take place within thirty (30) Business Days after delivery of such written notice, or on such other date as the Parties may agree in writing.

If the non-transferring Party expressly waives its right or fails to exercise its right within the ROFR Exercise Period, it shall be deemed to have irrevocably waived its right to purchase the ROFR Shares, and such waiver or failure shall not be deemed approval of the proposed sale or transfer of the ROFR Shares.

9.3	Permitted Transfers

Notwithstanding preceding clauses, the following transfers of Shares may be made with thirty (30) days prior written notice to HIDAKA:

(i)	Transfer between KOEI and the Third Shareholder; and

(ii)	Transfer by KOEI or the Third Shareholder to an Affiliate of KOEI or a related individual. In such a case, the transferee shall thereafter be treated as the Third Shareholder.

9.4	Prohibited Transferees

Notwithstanding the preceding clauses, no Shares shall be transferred to any third party falling under any of the following categories, provided that in cases where applicability is unclear, the Parties shall discuss and determine in good faith:

(i)	a company or its Affiliate that is engaged in a business competing with the Company;

(ii)	a person or a company or its Affiliate that is involved in any an antisocial force;

(iii)	a company whose owner or any of its officers has a criminal record; or

(iv)	a company that has been subject to any material administrative sanction by any governmental or regulatory authority.

9.5	Accession by the Transferee

Any transferor under this Clause 9 shall procure that the transferee assumes all rights and obligations of the transferor and shall have executed and delivered to the other Shareholders an Accession Agreement, substantially in the form of Schedule 2.

Any transfer of Shares of the Company in violation of this Clause 9 shall be deemed non-binding for the Company and shall be denied registration in the Company’s share register book.

10. DEADLOCK

10.1	A deadlock between the Parties (the “Deadlock”) shall be deemed to have occurred if:

(a)	at two (2) consecutive meetings of Shareholders, a decision regarding any Shareholders Reserved Matter submitted for consideration by the Shareholders at such meeting cannot be reached by the required vote, or two (2) consecutive meetings of Shareholders have been dissolved because a quorum was not present; or

(b)	at two (2) consecutive meetings of the Board, a decision regarding any Board Reserved Matter submitted for consideration by the Board at such meeting cannot be reached by the required vote, or two (2) consecutive meetings of the Board have been dissolved because a quorum was not present.

The date on which such second consecutive meeting of the Shareholders or the Board, as the case may be, is held shall be deemed the date on which the Deadlock has occurred.

10.2	The representative of each Party shall, within a period of thirty (30) days following the date of the Deadlock, commence consultations with each other in good faith to resolve the Deadlock. The Parties shall use all reasonable endeavors to resolve the Deadlock within ninety (90) days from the date the Deadlock is deemed to have occurred pursuant to Clause 10.1 (the “Deadlock Consultation Period”).

10.3	If the Parties have not resolved the Deadlock within the Deadlock Consultation Period, KOEI shall exercise a call option to purchase, or cause a third party to purchase, all (but not less than all) of the Shares held by HIDAKA by delivering a written notice (the “Deadlock Call Option Notice”) within thirty (30) Business Days after the Deadlock Consultation Period expires (the “Deadlock Call Option”). The purchase price shall be equal to the Net Asset Value per Share multiplied by the number of the Shares held by HIDAKA (“Sale Shares”). Closing shall occur within thirty (30) Business Days after service of the Deadlock Call Option Notice on HIDAKA.

If any Governmental Authority issues a written assessment, order or direction (which is final, legitimate and non-appealable) requiring an adjustment to the purchase price for compliance with Applicable Law, the Parties shall adjust such price accordingly and settle any difference within thirty (30) Business Days after such requirement becomes effective.

11. NON-COMPETITION AND NON-SOLICITATION

(a)	Neither Party nor any of its Affiliates shall, during the term of this Agreement and for a period of three (3) years after such Party ceases to be a shareholder of the Company, carry on or be employed, or engaged in any business in Thailand which would be in competition with any part of the Business, including any developments in the Business after the date of this Agreement, other than any business carried on by such Party or any of its Affiliates prior to the execution of this Agreement.

(b)	Neither Party nor any of its Affiliates shall, during the term of this Agreement and for a period of three (3) years after such Party ceases to be a shareholder of the Company, offer employment to, enter into a contract for the services of, or attempt to solicit or seek to entice away from the Company, or procure or facilitate the solicitation or enticement by any other person of, any individual who, at the time of such offer or attempt, is a director, officer, or employee of the Company.

(c)	The undertakings in this Clause 11 are given by each Party and its Affiliates to the other Party and to the Company and apply to actions carried out by them in any capacity and whether directly or indirectly.

12. CONFIDENTIALITY

12.1	Each Party shall keep confidential the Confidential Information.

12.2	Notwithstanding the above, no Party shall be required to keep confidential or to restrict its use of the Confidential Information if:

(a)	information that the Parties agree in writing is not confidential;

(b)	information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement;

(c)	information about the other Party or its Affiliates, or the Company, that it finds out from a source that is not obligated to keep that information confidential and is not connected with that Party or its Affiliates or the Company, and that it has acquired free from any obligation of confidence to any other person;

(d)	information to the extent that the disclosure is required (i) by Applicable Law or (ii) by any Governmental Authority, provided that the disclosing Party consults the other Party and take into account any reasonable requests it may have in relation to such disclosure, to the extent practicable, before making such disclosure; or

(e)	information disclosed to its employees, officers, directors, shareholders or professional advisers on a need-to-know basis, if the disclosing Party procures that the people to whom the information is disclosed keep it confidential as if they were that Party.

13. DEFAULT

13.1	Event of Default

A Party (the “Defaulting Party”) shall be in default (the “Default”) under this Agreement (each, an “Event of Default”) if a Defaulting Party:

(a)	commits a material or persistent breach of this Agreement; and, in the case of any material breach that is capable of remedy, fails to remedy such breach within ninety (90) days after receipt of written notice from the other Party (the “Non-Defaulting Party”) specifying such breach;

(b)	becomes, or is deemed under Applicable Law to have become, insolvent or becomes unable to pay its debts as and when they fall due;

(c)	convenes a meeting for the purpose of considering any resolution for, or to petition for, its winding-up and to appoint a liquidator or for its rehabilitation;

(d)	takes any action to appoint or suffers the appointment of a receiver, administrator, administrative receiver, trustee or similar officer over all or a material part of its assets or undertaking;

(e)	has made against it a winding-up, rehabilitation, or administration order;

(f)	commits a fraud or willful misconduct against the other Party in relation to this Agreement or the Company; or

(g)	undergoes a Change of Control in a Party without the prior written consent of the other Party.

For the purposes of this Clause, “Change of Control” occurs if a person who controls a corporate body ceases to control it or if any person acquires Control of such corporate body.

13.2	Option of Non-Defaulting Party

Upon the occurrence of a Default and upon the Non-Defaulting Party becoming aware of the Default, the Non-Defaulting Party shall have the right, by serving a written notice to the Defaulting Party (the “Default Notice”) within sixty (60) days upon the acknowledgement of such Default, in order to:

(a)	purchase, or cause a third party to purchase, all the Shares held by the Defaulting Party (the “Default Call Option Shares”) at a purchase price equal to 70% of its Net Asset Value per Share multiplied by the number of the Shares held by the Defaulting Party;

(b)	sell all of its Shares (the “Default Put Option Shares”) to the Defaulting Party, or a third party designated by the Defaulting Party, at a purchase price equal to 130% of its Net Asset Value per Share multiplied by the number of the Shares held by the Non-Defaulting Party; or

(c)	terminate this Agreement and dissolve the Company.

If any Governmental Authority issues a written assessment, order or direction (which is final, legitimate and non-appealable) requiring an adjustment to the purchase price for compliance with Applicable Law, the Parties shall adjust such price accordingly and settle any difference within thirty (30) Business Days after such requirement becomes effective.

14. DISSOLUTION

14.1	Dissolution Events

The Parties shall cooperate to dissolve the Company if any of the following events occur:

(a)	the Parties agree to dissolve the Company;

(b)	the Company has received a dissolution order from a Governmental Authority; or

(c)	the Non-Defaulting Party determines to dissolve the Company under Clause 13.2(c).

14.2	Dissolution Request Events

A Party (the “Positive Party”) may request the other Party (the “Negative Party”) to dissolve the Company if any of the following events has occurred:

(a)	the Company has suffered significant losses for three (3) consecutive years;

(b)	the Company has been unable to achieve its Business purpose, and determined at the reasonable opinion of a Party, that there is no prospect of the Company’s future development; or

(c)	the Company has suffered significant damage from a Force Majeure event, and, determined at the reasonable opinion of a Party, that it is difficult to continue the operation of the Company.

If an agreement for dissolution is unable to be reached due to opposition of the Negative Party, the Negative Party shall purchase, or cause a third party to purchase, the Shares owned by the Positive Party. The purchase price for such Shares shall be the Net Asset Value per Share multiplied by the number of such Shares.

14.3	Use of Location Upon Dissolution

In the event that the Company is dissolved, in whatsoever cases, due to the reason that HIDAKA ceases from being the Shareholder of the Company, and if requested by KOEI, HIDAKA agrees to continue renting out the Company the land and/or factory set forth in Clause 4.3 at the agreed rental rate, provided that (i) such rental shall reflect the prevailing economic conditions, thereby ensuring the continuation of the Company’s operations; and (ii) the renting period shall be until the dissolution and liquidation process is completed.

15. TERM OF AGREEMENT AND TERMINATION

15.1	This Agreement shall become effective in accordance with Clause 2 and shall continue in effect unless earlier terminated as provided in this Agreement.

15.2	This Agreement shall automatically terminate upon the occurrence of any of the following events:

(a)	neither Party remains a Shareholder of the Company; or

(b)	the Company has been dissolved pursuant to Clause 14.

15.3	Clauses 11, 12, 13, 14, 15, 16 and 17 shall remain in full force and effect notwithstanding the termination or cessation of this Agreement, unless agreed otherwise by the Parties in writing.

15.4	The termination of this Agreement for any reason shall not release any Party from any obligation or liability, which at the time of termination, has already accrued, or which thereafter may accrue out of or in connection with any act, omission or breach occurring prior to termination, and is without prejudice to the continuing effect of Clauses 11 to 17 pursuant to Clause 15.3.

16. SPECIFIC PERFORMANCE

In the event that a Party fails to abide by the provisions of this Agreement, the other Party may commence an action against such Party to obtain any legal remedy available, including but not limited to an award of contractual damage and/or specific performance.

17. MISCELLANEOUS

17.1	Successors and Assigns

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, if any.

(b)	This Agreement may not be assigned by any Party without the prior written consent of the other Party.

(c)	In the event that any Shares are transferred in accordance with the terms of this Agreement, the benefit of this Agreement may be assigned by the transferors in proportion to the number of Shares transferred, provided that if any Party shall transfer all or any of its Shares, it shall procure that the transferee agrees to be bound by the provisions of this Agreement, including this provision, mutatis mutandis.

17.2	Notices

(a)	A notice served under this Agreement:

(i)	shall be in writing and in English or be accompanied by a certified, accurate translation into English; and

(ii)	shall be delivered by hand or sent by email, by pre-paid registered mail with return receipt requested or by airmail or reputable international overnight courier if the notice is to be served by post to an address outside the country from which it is sent, to the address or email address given in or in accordance with this Clause 17.2.

(b)	The addresses and email addresses for service of notices are:

(i) If to HIDAKA:

HIDAKA HOLDINGS (2008) CO., LTD., a company incorporated under the laws of Thailand, having its registered office at

Address: 27 Hidaka Building, Floor 4 Soi Bangna-Trad 25, Bangna-Trad Road, Bangna Nuea Subdistrict, Bangna District, Bangkok 10260, Thailand

Attention: Mr. Takahiko Hishiyama

Email: hishiyama-t@hidakayookoo.co.th

(ii) If to KOEI:

KOEI JAPAN CO., LTD.,

Address: 1-13-3 Fukuura, Kanazawa-ku, Yokohama-shi, Kanagawa 236-0004, Japan

Attention: Mr. Masanori Tategami

Email: tategami_masanori@koei-j.co.jp

(c)	Delivery of a notice is deemed to have taken place provided that all other requirements in this Clause 17.2 have been satisfied:

(i)	if delivered by hand, on signature of a delivery receipt;

(ii)	if sent by pre-paid registered mail with return receipt requested to an address in 17.2(b), at the time it was posted;

(iii)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice was left at the address; and

(iv)	if sent by e-mail, at the time it was sent.

(d)	To prove service, it is sufficient to prove that:

(i)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address;

(ii)	if sent by post, the envelope containing the notice was properly addressed, paid for and posted; or

(iii)	if sent by e-mail, the notice was properly addressed and sent to the e-mail address of the recipient.

17.3	Entire Agreement

This Agreement, together with any documents referred to in it, constitute the entire agreement between the Parties and supersede all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

17.4	Amendment

No amendment to this Agreement shall be effective unless it is in writing and signed by the Parties.

17.5	Costs and Expenses

Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, and performance of this Agreement.

17.6	Severability

If any provision of this Agreement or any part of such provision is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part shall be deemed deleted. Any modification to or deletion of a provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

17.7	Language

(a)	This Agreement is prepared and executed in the English language. If this Agreement is translated into Thai and there is a conflict or discrepancy between the English and the Thai versions, the English version shall prevail.

(b)	All notices, demands, requests, statements, certificates or other documents or communications to be given or provided in connection with this Agreement and the other documents referred to in it shall be in English, or accompanied by a certified English translation, in which case the English translation shall prevail unless the document or communication is a statutory or other official document or communication.

17.8	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Thailand.

17.9	Dispute Resolution

If any dispute, controversy or claim of whatever nature arises under, out of or in connection with this Agreement, either Party may notify the other Party in writing and the Parties shall use all reasonable endeavors to resolve the matter amicably within thirty (30) days from the earliest date of such notification by any Party, failing which such Party may refer the matter to arbitration before the Thai Arbitration Institute, Office of the Judiciary (the “TAI”) in accordance with its arbitration rules (the “Rules”). The arbitration proceedings shall take place in Bangkok, Thailand. The arbitration tribunal shall consist of three (3) arbitrators. Each Party shall appoint one arbitrator, within thirty (30) days after either Party has given notice to the other of its desire to commence arbitration. If either Party fails or refuses to appoint its arbitrator within the specified time period, the other Party may request the TAI to appoint the arbitrator on behalf of the defaulting Party in accordance with the Rules. The two (2) appointed arbitrators by each Party shall, within thirty (30) days of the appointment of the second arbitrator, jointly appoint the third arbitrator, who shall act as the presiding arbitrator of the panel. If the two appointed arbitrators fail to appoint the third arbitrator within the specified time period, the third arbitrator shall be appointed by the TAI in accordance with its Rules. The language of the arbitration shall be English. The arbitral award shall be final and binding on the Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized person thereunder:

HIDAKA HOLDINGS (2008) CO., LTD.

By:	/s/ Yasuo Atitrungsiri
Name:	Yasuo Atitrungsiri
Title:	President

KOEI JAPAN CO., LTD.

By:	/s/ Mamoru Iwamoto
Name:	Mamoru Iwamoto
Title:	Representative Director

By:	/s/ Masanori Tategami
Name:	Masanori Tategami

SCHEDULE 1

RESERVED MATTERS

Part 1: Board Reserved Matters

(1)	Formulation of or amendment to the Budget and Business Plan;

(2)	Execution of transaction agreements exceeding THB 5,000,000 in total (including, but not limited to, asset transfer agreements and loan agreements);

(3)	Declaration or payment of interim dividends of the Company.

(4)	Formation of any subsidiary of the Company, or acquisition of any shares in any other company, such that the company concerned becomes a subsidiary of the Company.

(5)	Commencement or settlement of any litigation, arbitration or other legal proceedings brought by or against the Company.

(6)	Appointment and removal of bank signatories.

(7)	Any matter which has been determined by the general meeting of Shareholders to be resolved at a meeting of the Board.

Part 2: Shareholders Reserved Matters

(1)	Amendment to the MOA or the AOA.

(2)	Any increase or decrease of the Company’s share capital.

(3)	Any merger or amalgamation of the Company with any other company.

(4)	Dissolution, liquidation, or winding-up of the Company.

(5)	Declaration or payment of dividends of the Company.

(6)	Conversion from a private limited company to a public limited company.

(7)	Appointment or removal of Directors; provided, however, that unless there is a special reason, each Party shall consent without objection to the Directors nominated by the other Party.

(8)	Any change of the Company’s name.

(9)	Any other matters that requires a special resolution of shareholders under the Applicable Law.

SCHEDULE 2

FORM OF ACCESSION AGREEMENT

[Date]

[Name of the non-transferring Party]

[Address]

Dear Sirs,

Re: Accession to the Shareholders Agreement

The undersigned, [Name of the Transferee] (the “Transferee”) is the transferee of [●] shares in the Company, share numbers [●] (the “Transferred Shares”). Unless expressly otherwise defined herein, the capitalized terms used herein shall have the same meaning as prescribed in the Shareholders Agreement of the Company dated [*] 2026 (the “Shareholders Agreement”).

1.	The Transferee hereby acknowledges and agrees that:

1.1	the acquisition of the Transferred Shares by the Transferee from [Name of the transferring Party] (the “Transferor”) is subject to the terms and conditions of the Shareholders Agreement;

1.2	upon becoming a shareholder of the Company, it shall be bound by all terms and conditions of the Shareholders Agreement in the place of the Transferor, and the Shareholders Agreement shall have the same force and effect with respect to the Transferee as if it were originally a Party thereto; and

1.3	all notices to be sent to the Transferee pursuant to the terms and conditions of the Shareholders Agreement shall be sent to the following address:

Address:	[●]
Telephone No:	[●]
Email:	[●]
Attention:	[●]

2.	The Transferee represents and warrants that as of the date hereof:

(i)	The Transferee and its Affiliates are not engaged in a business competing with the Company;

(ii)	The Transferee and its Affiliates are not involved in any antisocial force;

(iii)	The Transferee’s owner and officers do not have a criminal record; and

(iv)	The Transferee has never been subject to any material administrative sanction by any governmental or regulatory authority.

Sincerely yours,

([Name of the Transferee])